UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Solitron Devices, Inc.
(Name of Registrant as Specified In Its Charter)

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July 9, 2015

Dear Stockholders:

IF the long-term record under CEO Shevach Saraf is SO “horrible” … why would the average length of employment at Solitron be 17 years … and why would the longest serving employee stay with Solitron for over 49 years?

We have consistently stated that we believe the two Gold nominees are INexperienced and UNconnected in the specialty manufacturing industry that serves the military & aerospace markets.  We further believe that the two Gold nominees are INcapable of working with your Board of Directors in a collaborative and constructive manner as their sole focus since launching this proxy contest has been to make this a hostile proxy battle and take aim at Mr. Saraf & the other members of your Board of Directors. Mr. Eriksen's material has FAILED to explain "how" we are wrong in our beliefs.

Instead, you received a “Dear Fellow Solitron Shareholder” letter dated July 2, 2015 that focuses almost exclusively on attacking Mr. Saraf.  The letter talks about “… Solitron’s historical mistreatment of shareholders …” and “… the long-term record under CEO Shevach Saraf is horrible.”

Most of the “horrible” activities (of Mr. Saraf) that are described in Mr. Eriksen's (July 2nd) letter occurred between 1992 and 2013 yet Mr. Eriksen as the Managing Member of Cedar Creek Partners LLC and Eriksen Capital Management LLC chose to START buying Solitron stock on November 13, 2013 and between that date and April 2, 2015 Cedar Creek Partners LLC, Eriksen Capital Management LLC and Mr. Eriksen amassed 154,622 shares without EVER selling a single share.

IF the long-term record under Shevach Saraf is SO “horrible” … why did Mr. Eriksen start buying Solitron stock in November of 2013?

We believe we know “why” he invested in Solitron.  We believe Mr. Eriksen noticed the cash (& cash equivalents), treasury bills and certificates of deposit on Solitron’s balance sheet, looked at Solitron's annual financial performance and then made a sound investment decision.

The fact is Shevach Saraf was CEO of Solitron for over 20 years before Mr. Eriksen invested a single dollar in Solitron.  Does Mr. Eriksen always invest in what HE believes … are such poorly run companies?

Mr. Eriksen makes a point in his letter regarding how much/how well Mr. Saraf has been compensated by Solitron over the last (approximately) 23 years and makes a number of broad and inflammatory statements regarding Mr. Saraf's compensation.  We would like to take THIS opportunity to highlight a number of items regarding Mr. Saraf's compensation and correct what we believe are intentional misstatements in Mr. Eriksen's letter.

➢
Due to Mr. Saraf's combined executive, financial and operational roles and responsibilities at the Company over the last twenty-plus years (he has single-handedly performed the work of 3-5 senior officers), Solitron conservatively estimates that Mr. Saraf saved Solitron approximately $5 million in compensation-related expenses alone.

➢	Mr. Saraf's initial compensation package when he joined Solitron during its bankruptcy proceeding was approved by the Bankruptcy Court AFTER being reviewed and approved by the Creditors' Committee.

➢
Mr. Saraf's options granted on December 1, 2000 and May 17, 2004 were granted at exercise prices reflective of the fair market value of the stock on the date of grant (as is customary of the practice of most public companies) and were granted pursuant to Option Grant Agreements; NOT under the 2000 Stock Option Plan.

➢
The directors (whom we believe Mr. Eriksen maligns) that approved Mr. Saraf's employment agreement in 2000 and approved the stock option grants to Mr. Saraf were INDEPENDENT directors who met the Nasdaq Stock Market's criteria for independence.

➢
Since Mr. Saraf joined Solitron, he (along with all other employees) has not received any Company contributions to the 401k and Profit Sharing Plan.  The decision to cease Company contributions to the 401k and Profit Sharing Plan was made by Solitron management PRIOR TO Mr. Saraf joining the Company.  As a small company that emerged from bankruptcy, focused on limiting its expenses post-bankruptcy, the Board did not believe it was appropriate to re-introduce Company contributions to the 401k and Profit Sharing Plan.

3301 Electronics Way· West Palm Beach, Florida 33407-4697 • Telephone: (561) 848-4311 • Fax: (561) 881-5652

We believe Mr. Saraf has done an AMAZING job over the course of these last 23 years turning around a company from bankruptcy, reducing its liabilities post-bankruptcy, strengthening its balance sheet and making it profitable. We believe Mr. Saraf has saved our stockholders MORE money … than he cost them. To further illustrate this point, in addition to the cost savings already highlighted above in connection with Mr. Saraf's compensation, Mr. Saraf saved Solitron and its stockholders approximately $12 million in connection with the negotiation and settlement of environmental claims, debt payments to former creditors of Solitron, rent payments and savings on the cost of certain industrial gases needed to operate Solitron's business. Also, Solitron under Mr. Saraf’s management utilized approximately $9.3 million of net operating losses (NOLs) over the last ten years.

In contrast, we do NOT believe Mr. Eriksen is AS concerned with saving Solitron's stockholders money.

Mr. Eriksen, states in his (July 2nd) letter that “… Eriksen Capital is funding the proxy battle out of its own pocket.” His Footnote (#1) discloses that “Should Eriksen Capital win, it will seek reimbursement for all costs and expenses incurred.” His proxy material further states (on page 14) that “Eriksen Capital does not currently intend to submit the question of such reimbursement to a vote of the stockholders of the Company.”

So, IF we understand this correctly, Mr. Saraf has been wrong for NOT having stockholder meetings and submitting matters to stockholder vote … but Mr. Eriksen gets to waste (by his own estimates on page 14 of his proxy statement) $100,000.00 on a proxy contest, get reimbursed by Solitron stockholders WITHOUT their approval and he believes He … is the Good Guy???

Mr. Saraf DESERVES your support for “how” he has managed Solitron since the bankruptcy AND has enhanced the value of SODI stock.

Enclosed is another “WHITE” proxy with voting instructions affixed to it. Your Solitron Devices, Inc. Board of Directors (the undersigned) asks that you sign, date & return THIS “WHITE” proxy EVEN IF you have already voted. Although your vote can only be counted once, mailing back multiple "WHITE" proxies ensures that at least one of your proxies “gets through” to our tabulator. You can vote by returning your proxy (in the enclosed envelope) or by following the provided instructions to vote online or over the telephone. If you have already mistakenly voted a Gold proxy, you can void that vote by returning a later dated “WHITE” proxy. Only the latest dated proxy counts. Since a later dated proxy has the effect of unwinding a previously submitted vote, we ask that you do NOTHING with the Gold proxy and do NOT return it, even as a form of protest. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor: Regan & Associates, Inc., toll free at 1-800-737-3426.

Once again, we thank you for your past and continued support.

Sincerely,

Solitron Devices, Inc.

/s/ Shevach Saraf	/s/ Dwight Aubrey	/s/ John F. Chiste
Shevach Saraf	Dwight Aubrey	John F. Chiste

/s/ Jacob Davis	/s/ Sidney H. Kopperl
Jacob Davis	Sidney H. Kopperl

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Solitron has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2015 Annual Meeting of Stockholders. SOLITRON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Solitron, its directors, executive officer, and other employees may be deemed to be participants in the solicitation of proxies from Solitron stockholders in connection with the matters to be considered at Solitron's 2015 Annual Meeting of Stockholders. Information about Solitron's directors and executive officer is available in Solitron's definitive proxy statement for its 2015 Annual Meeting of Stockholders. To the extent holdings of Solitron's securities by such directors or executive officer have changed since the amounts set forth in Solitron's definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solitron with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at Solitron's website at www.solitrondevices.com.

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